Exhibit 99.1

March 5, 2008

Dear Unitholder:

Behringer Harvard Short-Term Opportunity Fund I LP (the “Fund”) has received notification of an unsolicited mini-tender offer being made by Peachtree Partners (“Peachtree”) to purchase up to a 4.9% interest in the Fund for a price of $4.75 per unit less any distributions paid from the date of Peachtree’s offer and less a $150 charge per tendering unitholder.

The Fund does not recommend or endorse Peachtree’s mini-tender offer and is not affiliated with Peachtree, the offer or the offer documentation.  The Fund recommends that unitholders not tender their units in the offer.

The mini-tender offer is below the $10.00 per unit price at which these units were initially offered and that most unitholders initially paid to acquire their units.  As Peachtree states in its letter, Peachtree is making this offer “intending to make a profit,” and notes that the price is below the September 30, 2007 book value of the units.  The Fund has not engaged any independent third-party to perform a valuation of the Fund’s assets or of its units, nor have the Fund’s general partners prepared any valuations materially related to this mini-tender offer, although the Fund’s general partners believe that the net asset value of the Fund’s assets exceeds the $4.75 per unit price being offered by Peachtree.  Unitholders are cautioned that Peachtree and its principals have made previous below-market mini-tender offers for the securities of other companies and that, as Peachtree states in its offer, one of Peachtree’s principals suffered an action by the U.S. Securities and Exchange Commission (“SEC”) in connection with a prior mini-tender offer, resulting in a consent decree enjoining that principal from making mini-tender offers for a public company’s securities.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the SEC to protect investors from certain abuses that may occur in a tender offer.  The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”(1)  In this instance, although Peachtree’s offer permits you to withdraw and rescind any acceptance of the offer within 15 days, we understand that thereafter your tender will be irrevocable, even if you have not received payment for your units at that time.  Therefore, if you have accepted the Peachtree offer, the Fund recommends that you immediately contact Peachtree to withdraw and rescind this acceptance in writing.

In addition, Peachtree does not state whether they are offering to purchase units as they are tendered on a pro rata basis or on a “first-come, first-buy basis,” which may have the effect of pressuring unitholders into making hasty decisions without taking adequate time to consider all of the facts relating to the mini-tender offer.  Further, we believe Peachtree’s offer fails to comply with a number of the guidelines published by the SEC applicable to mini-tender offers.

Please be aware that you are not required to tender your units to Peachtree and that we again urge you not to tender your units.  If you have agreed to tender your units, we urge you to withdraw and rescind your tender in writing.

(1) U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified 08/01/2007).

As you are aware from information we have provided to you in past annual and quarterly financial reports, the Fund is currently preparing and assessing its properties for potential sale, although no definite time table for a liquidation event has been set.  The Fund’s targeted holding period for its properties is between three and five years following the termination of the Fund’s public offering in February 2005.  The general partners are endeavoring to sell and dispose of the properties within that time period, but the general partners may exercise their discretion as to whether or when to sell a property, and there are no assurances that a full disposition of assets will take place within the targeted period.

Unitholders are urged to consult with their own financial advisor or broker, and to exercise caution with respect to mini-tender offers.  Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available at the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Sincerely,

Behringer Harvard Advisors II LP,

Co-General Partner of Behringer Harvard Short-Term Opportunity Fund I LP

Robert Behringer

Chief Executive Officer

This correspondence contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Short-Term Opportunity Fund I LP that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this correspondence. Such factors include those described in the “Risk Factors” section of the latest Annual Report on Form 10-K of Behringer Harvard Short-Term Opportunity Fund I LP as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.